Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-178906) pertaining to the Aon Savings Plan of our report dated June 29, 2017 with respect to the financial statements and supplemental schedule of the Aon Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016 and 2015.

/s/Ernst & Young LLP

Chicago, Illinois
June 29, 2017